Meta Financial Group, Inc.® Reports Results for Second Quarter of Fiscal 2017
Record Breaking Quarter; Net Income of $32.1 million

Sioux Falls, S.D., April 26, 2017 (GLOBE NEWSWIRE) -- Meta Financial Group, Inc.® (Nasdaq: CASH) (“MFG,” “Meta” or the “Company”)

Highlights for the 2017 fiscal second quarter ended March 31, 2017

•
The Company recorded net income of $32.1 million, or $3.42 per diluted share, for the three months ended March 31, 2017, compared to net income of $14.3 million, or $1.67 per diluted share, for the three months ended March 31, 2016. The 2017 fiscal second quarter pre-tax results included $7.1 million in amortization of intangible assets, which the Company anticipates to decrease by $5.2 million to $1.9 million for each of the third and fourth quarters of 2017 (see Select Quarterly Expenses table), $2.3 million in non-cash stock-related compensation associated with employment agreements for three executive officers, $2.1 million in excess funding expenses related to the tax season, $0.8 million in expenses related to due diligence efforts, including legal expenses, for a potential acquisition opportunity which the Company is no longer pursuing, $0.1 million of additional expenses related to the acquisitions closed in the first quarter of 2017 and $0.1 million in securities losses.

•
Tax product fee income increased $42.5 million, or 202%, for the 2017 fiscal second quarter when compared to the same quarter in 2016. The increase was mainly driven by growth in taxpayer advance fee income and refund transfer fee income from our multiple tax distribution channels and partnerships.

•
Card fee income increased $8.0 million, or 43%, for the 2017 fiscal second quarter when compared to the same quarter in 2016, continuing growth seen in the prior year. This increase was primarily driven by income generated by our tax season card programs, a wind down of one of our non-strategic partners, and a promotional campaign by one of our partners.

•
Net interest income was $24.0 million in the 2017 fiscal second quarter, an increase of $4.1 million, or 20%, compared to the second quarter of 2016. The increase was primarily driven by higher volumes in the loan portfolio, growth in specialty finance loans, which includes a full quarter of the student loan portfolio purchased in December 2016, and higher volume and yields attained from investments, primarily in high credit quality, tax-exempt municipal bonds and floating rate asset-backed securities.

•	The Company's fiscal 2017 second quarter average assets grew to $4.41 billion, compared to $3.08 billion in the 2016 second quarter, an increase of 43%.

•
Total loans receivable, net of allowance for loan losses, increased $359.1 million, or 46%, at March 31, 2017, compared to March 31, 2016. This increase was primarily related to growth in consumer loans of $146.2 million, of which $131.1 million was attributable to the student loan portfolio purchased in December 2016 and $11.1 million of the growth was due to refund advances. Growth in commercial real estate loans of $118.3 million, or 33%, and premium finance loans of $65.5 million, or 54%, also contributed to the increase in loans compared to March 31, 2016. Retail bank loans at March 31, 2017 were up $154.9 million, or 24%, compared to March 31, 2016. Excluding the purchased student loan portfolio and refund advance loans, total loans receivable, net of allowance for loan losses, at March 31, 2017 were up $223.9 million, or 29%, compared to March 31, 2016.

•	Non-performing assets (“NPAs”) were 0.12% of total assets at March 31, 2017, compared to 0.15% at March 31, 2016.
"We are excited to announce that we more than doubled the previous high for quarterly earnings in Meta's history," said Chairman and CEO J. Tyler Haahr. "Earnings increased $17.8 million to $32.1 million for the second quarter of fiscal 2017 compared to the same quarter of the prior year, even with significant non-recurring expenses in the second quarter of 2017. Net income for the first six months of fiscal 2017 of $33.4 million exceeded total earnings of $33.2 million for the entire fiscal 2016 year. With our recent acquisitions and new partnership relationships, total tax product fee income increased $42.5 million for the three months ended March 31, 2017, compared to the same period of the prior year.  We are very pleased with how seamlessly the infrastructure performed as we integrated EPS Financial ("EPS") and Specialty Consumer Services ("SCS") into our business model. We are continuing to explore further ways to build on our already successful tax divisions and further leverage our distribution channels and believe we are well positioned to originate significantly more volume and increase profitability in the future.
We also continue to experience growth in our banking and payments businesses as we have increased our loan portfolio 46% from the fiscal 2016 second quarter and card fee income increased 43% for the 2017 second quarter when compared to the same period of the prior year.
Additionally, we will continue to consider acquisition and other opportunities and will stay disciplined to help ensure that all transactions are strategic and add value to our company."
Financial Summary
Revenue
Total revenue for the fiscal 2017 second quarter was $116.1 million, compared to $60.8 million for the same quarter in 2016, an increase of $55.3 million, or 91%, primarily due to growth in tax product fee income, card fee income and interest from loans and investments. Total revenue for the six months ended March 31, 2017 was $155.3 million, an increase of $60.1 million, or 63%, compared to the same period of the prior fiscal year.
Net Income
The Company recorded net income of $32.1 million, or $3.42 per diluted share, for the three months ended March 31, 2017, compared to net income of $14.3 million, or $1.67 per diluted share, for the three months ended March 31, 2016. The increase in net income was due to an increase of $51.3 million in non-interest income, partially offset by an increase of $25.2 million in non-interest expense.

The 2017 fiscal second quarter pre-tax results included $7.1 million of amortization of intangible assets, which the Company anticipates to decrease by $5.2 million to $1.9 million for each of the third and fourth quarters of 2017, $2.1 million in excess funding expenses related to the tax season, and $0.8 million in expenses related to due diligence efforts in connection with a potential acquisition opportunity which the Company is no longer pursuing. In addition, pre-tax results included $2.3 million in named executive officer ("NEO") non-cash stock-related compensation associated with stock awards granted in connection with three executive officers signing long-term employment agreements in the first and second quarters of fiscal 2017. These stock awards vest over eight years but the associated expense is heavily front loaded, particularly in the first year (see Select Quarterly Expenses table).
The 2017 fiscal second quarter results highlight the increased seasonality of the Company's revenue due to the addition of EPS, SCS and other tax-related programs. Our tax business is expected to continue to generate the vast majority of its revenues in the Company's fiscal second quarter, with some additional revenues in the third quarter, while most expenses are spread throughout the year with some elevated expenses in the December and March quarters. Given Internal Revenue Service ("IRS") and taxpayer filing delays this tax season, we expect a slightly higher percentage of refund transfer revenue to slip into the third quarter than last year.
The Company recorded net income of $33.4 million, or $3.63 per diluted share, for the six months ended March 31, 2017, compared to $18.3 million, or $2.17 per diluted share, for the same period in fiscal year 2016.
Net Interest Income
Net interest income for the fiscal 2017 second quarter was $24.0 million, up $4.1 million, or 20%, from the same quarter in 2016, primarily due to increases in volume and overall yields in the specialty finance loan segment, which includes premium finance loans and the purchased student loan portfolio, as well as growth in investment security balances and yields attained particularly in tax-exempt and asset-backed securities. Additionally, the overall increase was driven by a better mix and higher percentage of loans and higher yielding investments primarily in high credit quality tax-exempt municipal bonds.
Net interest income for the fiscal 2017 second quarter was up $4.1 million from the Company's fiscal 2017 first quarter, as anticipated, due to the aforementioned student loan portfolio purchase as well as deferred securities purchases, which historically took place in the August to December months, but occurred in the Company's fiscal 2017 second quarter at significantly higher yields than were available in the August to November months. Also, a tailwind from rate increases in the fiscal 2017 first quarter to the fiscal 2017 second quarter, created significantly higher realized yields, as expected, on the Company's mortgage-backed securities ("MBS") portfolio. We expect 2017 third quarter net interest income and the percentage increase to be even higher due to anticipated higher average investment balances and anticipated additional loan growth.
Net interest income for the six months ended March 31, 2017 was $43.8 million, up $6.3 million, or 17%, from the same period in fiscal 2016.

Net Interest Margin
Net Interest Margin ("NIM") decreased from 3.22% in the fiscal 2016 second quarter to 2.91% in the 2017 second quarter. The Company estimates, when adjusting for certain seasonal tax program related items, a normalized NIM for the 2017 fiscal second quarter would have been between 3.29% - 3.32%. These adjustments include removing the impact of zero interest tax advances (13 - 14 basis points), normalizing cash balance (13 - 14 basis points), and making borrowing adjustments by removing wholesale deposit costs and replacing with FHLB overnight borrowing costs as well as removing borrowing expense if cash balances were available (12 - 13 basis points). Due to the timing of investment purchases and slowing prepayment speeds on the MBS portfolio, a normalized NIM for the month of March was higher than the quarterly average NIM for the fiscal 2017 second quarter. Excluding the subordinated debt issuance in 2016, NIM would have been 11 basis points higher for the fiscal 2017 second quarter, the impact of which is not reflected in the normalized NIM projection. The Company expects improved estimates surrounding the tax season refund advance product, which should mitigate excess cash balances in the future.
While the subordinated debt issuance in 2016 increased the cost of funds at the Company level, MetaBank's cost of funds for the fiscal 2017 second quarter remained at levels much lower than the overall Company cost of funds, though somewhat higher than historical levels due to the current, seasonal tax season funding programs.
The overall reported tax equivalent yield (“TEY”) on average earning asset yields decreased by one basis point to 3.30% when comparing the fiscal 2017 second quarter to the 2016 second quarter, primarily due to the drag of the aforementioned higher cash balance in concert with the zero interest tax advances included in the earning assets. Adjusting for a lower cash balance and removing the zero interest tax advances, the Company estimates the quarterly TEY earning asset yield would have been between 30 to 32 basis points higher for an estimated, normalized TEY between 3.59% - 3.61%.
We believe that the Company's expanded portfolio of floating rate assets provides a runway for higher NIM levels should short-term interest rates continue to rise. The Company also seeks to remain diligent and disciplined when evaluating loan pool deal flow to continue to optimize the deployment of our national, non-interest bearing deposit base. We anticipate that many of these loan pools could add immediate earnings accretion with acceptable risk parameters, as we believe to be the case with the recent student loan portfolio purchase.
The fiscal 2017 second quarter TEY on the securities portfolio increased by 25 basis points compared to the comparable prior year fiscal quarter primarily due to a shifting mix in the investment portfolio with new investments in overall higher yielding investment securities, primarily mortgage related, tax exempt municipal securities rather than traditional agency MBS. The TEY on the securities portfolio increased by 32 basis points from 2.92% to 3.24% comparing the 2017 fiscal second quarter to the 2017 fiscal first quarter as other investment securities increased in TEY yield by 23 basis points from 3.43% to 3.66% and MBS yields increased by 47 basis points from 1.91% to 2.38, as expected.
The Company’s average interest-earning assets for the fiscal 2017 second quarter grew by $1.10 billion, or 38%, to $3.96 billion, from the same quarter in 2016, primarily from growth in loan portfolios, tax-exempt investment securities, and cash and fed funds sold of $527.6 million, $287.5 million, and $233.4 million, respectively.

Overall, the cost of funds for all deposits and borrowings averaged 0.39% during the fiscal 2017 second quarter, compared to 0.10% for the 2016 second quarter, primarily due to the issuance of the Company's subordinated debt in 2016 and the implementation of additional, seasonal tax related wholesale deposits. Notwithstanding this increase, the Company believes that its growing, low-cost deposit base gives it a distinct and significant competitive advantage over most banks, and even more so if interest rates rise, because the Company anticipates that its cost of funds will likely remain relatively low, increasing less than at many other banks.
Average interest-earning assets for the six months ended March 31, 2017 increased 34% from the comparable prior year period, while interest-bearing liabilities increased by 113% primarily related to the wholesale deposits and subordinated debt described above. The TEY of MBS and other investments was 3.09% for the six months ended March 31, 2017, and 2.95% for the same period in 2016.
Non-Interest Income
Fiscal 2017 second quarter non-interest income of $92.2 million increased $51.3 million, or 125%, from $40.9 million in the same quarter of 2016, primarily due to increases in tax product fee income of $42.5 million, predominantly from growth within taxpayer advances and refund transfer fee income, and card fee income of $8.0 million, or 43%, primarily driven by income generated by our tax season card programs, a wind down of one of our non-strategic partners, and a large promotional campaign by one of our partners.
Non-interest income of $111.5 million for the six months ended March 31, 2017 increased $53.8 million from $57.7 million in the same period in the prior fiscal year, primarily due to an increase in tax product fee income and card fee income. Tax product fee income increased $43.0 million, or 203%, and card fee income increased $11.1 million, or 33%.
Non-Interest Expense
Non-interest expense increased $25.2 million, or 60%, to $66.9 million for the 2017 fiscal second quarter, compared to the same quarter in 2016. The primary components driving the difference between quarters were a $9.7 million increase in compensation expense, a $5.9 million increase in amortization expense, and a $5.1 million increase in tax product expense. The vast majority of the intangible amortization expense during the second quarter was directly related to the seasonality of our tax business.  See Select Quarterly Expenses table for a breakdown of anticipated intangible asset amortization for future quarters.  The increase in tax product expense was related to the increased activity from our tax distribution channels and recent tax agreements. The increase in compensation was primarily due to increased staffing from the EPS and SCS acquisitions, non-cash stock-related compensation associated with three NEOs signing long-term employment agreements, and additional staffing to support the Company’s growth initiatives. Excluding potential acquisitions, we expect the growth rate in compensation expense to decrease during the remainder of 2017. Other factors influencing the overall non-interest expense increase were a $2.2 million increase in other expense, driven by seasonal tax expense to execute our tax lending strategy, a $1.0 million increase in card processing expense, an increase in legal and consulting expense of $0.6 million, due primarily to due diligence efforts for a potential acquisition the Company is no longer pursuing, and an increase in occupancy and equipment expense of $0.5 million primarily due to a full quarter of expense for the recent acquisitions of SCS and EPS.

Non-interest expense for the six months ended March 31, 2017 increased by $31.9 million, or 44%, to $103.7 million compared to the same period in the prior fiscal year. Compensation and benefits expense increased $12.9 million, or 40%, for the 2017 six-month period, versus the same period of 2016, due primarily to a 23% increase in overall staffing, the previously mentioned non-cash stock-related compensation, and compensation paid to staff employed on a temporary basis as part of our seasonal tax business. The increase in overall staffing was largely driven by the additional employees hired as part of the EPS and SCS acquisitions. In addition, intangibles amortization increased $6.2 million, tax product expense increased $5.1 million, and legal and consulting expense increased $2.2 million. These increases were primarily related to the EPS and SCS acquisitions and the aforementioned potential acquisition opportunity.
Income tax expense for the fiscal 2017 second quarter was $8.4 million, or an effective tax rate of 20.7%, compared to $3.6 million, or an effective tax rate of 20.1%, for the 2016 second quarter. For the first six months of 2017, our effective tax rate was 20.7%. The effective tax rate is expected to stay approximately at that level for the remainder of 2017.
Loans
Total loans receivable, net of allowance for loan losses, increased $359.1 million, or 46%, from $777.5 million at March 31, 2016 to $1.14 billion at March 31, 2017. Among lending categories, this included a $146.2 million, or 407%, increase in consumer loans, $131.1 million of which was attributable to the student loan portfolio purchase during the first quarter of fiscal 2017 and $11.1 million of the growth was due to refund advances. Also contributing to the increase was an $118.3 million increase, or 33%, in commercial real estate loans and premium finance loans which increased $65.4 million, or 54%, from $121.6 million at March 31, 2016 to $187.0 million at March 31, 2017. The growth in net loans receivable from March 31, 2016 to March 31, 2017 was partially offset by an $8.3 million decrease, or 8%, in total agricultural loans. Retail bank loans increased $154.9 million, or 24%, from $647.1 million at March 31, 2016 to $802.0 million at March 31, 2017. Excluding the purchased student loan portfolio and refund advance loans, total loans receivable, net of allowance for loan losses, at March 31, 2017 were up $223.9 million, or 29%, compared to March 31, 2016.
The Company recorded a provision for loan losses of $8.6 million during the three months ended March 31, 2017. The provision expense was primarily driven by a $7.9 million reserve related to tax season loans. In addition, the downgrade of a significant agriculture relationship during the quarter contributed to an increased provision. Downgrades in agricultural loans were related primarily to losses incurred due to lower commodity prices in recent years, notwithstanding record yields for many producers in our markets. Given underlying collateral values related to our agricultural loans, we believe we have minimal loss exposure in the portfolio at this time.
The Company’s allowance for loan losses was $14.6 million, or 1.3% of total loans, at March 31, 2017, compared to an allowance of $5.6 million, or 0.6% of total loans, at September 30, 2016. This increase is primarily related to the factors noted above.
Credit Quality
MetaBank’s NPAs at March 31, 2017 were $5.0 million, representing 0.12% of total assets, compared to $4.7 million and 0.15% of total assets at March 31, 2016 and $1.2 million and 0.03% at September 30, 2016. Consistent with March 31, 2016 and September 30, 2016, the Payments segment did not include any NPAs at March 31, 2017.

Investments
Total investment securities and MBS increased by $383.2 million, or 19%, to $2.42 billion at March 31, 2017, as compared to March 31, 2016. This included an increase in investment securities of $375.3 million, primarily from purchases of high credit quality non-bank qualified (“NBQ”) municipal securities and government-related asset-backed securities, and an increase in MBS of $7.9 million as purchases exceeded sales and pay downs.
Average TEY on the securities portfolio increased 25 basis points to 3.24% in the second quarter of fiscal 2017 from 2.99% in the same quarter of 2016. Overall TEY increased by 27 basis points from 3.39% to 3.66% in the second quarter of 2017 on non-MBS investment securities over that same time period in the prior year. Average yields decreased within MBS by one basis point to 2.38% in the second quarter of 2017 from 2.39% in the same quarter of 2016.
Average TEY on the securities portfolio increased by 32 basis points to 3.24% from 2.92% when comparing the 2017 fiscal second quarter to the 2017 fiscal first quarter. Investment securities TEY increased 23 basis points to 3.66% from 3.43% and MBS increased 47 basis points to 2.38% from 1.91% when comparing the 2017 fiscal second quarter to the 2017 fiscal first quarter. Securities purchases that historically took place in the Company's fiscal first quarter were delayed and purchased in the fiscal second quarter of 2017 at significantly higher average yields than what was available in the fiscal 2017 first quarter. In addition, prepayments on the Company's MBS holdings decreased meaningfully in the fiscal 2017 first quarter facilitating a sizable increase in realized yields, as expected, but not significant duration extension given the characterizations of the portfolio.
The focus of the MBS portfolio remains on minimizing prepayment speed volatility by selecting agency MBS with characteristics intended to make the Company’s agency MBS holdings less susceptible to increased prepayment speeds, while still allowing yields to increase if interest rates increase with controlled extension risk. The Company continues to purchase high-quality investments within certain sectors of the municipal market, at what it believes to be attractive yields. Many of these new purchases are tax-exempt and also backed, or collateralized, by Ginnie Mae, Fannie Mae, and Freddie Mac, thereby enhancing credit quality. The Company also has opportunistically and carefully selected certain government related and guaranteed floating rate securities at yields that are expected to enhance the portfolio's projected performance in a rising interest rate environment.
The Company continues to execute its investment strategy of primarily purchasing U.S. Government-related securities and U.S. Government-related MBS, as well as AAA and AA rated NBQ municipal bonds; however, the Company is also reviewing opportunities to add other diverse, high-quality securities at attractive relative rates when opportunities arise. With the Company’s large percentage of non-interest bearing deposits, the TEY for these NBQ bonds is higher than a similar term investment in other investment categories of similar risk and higher than many other banks can realize on the same instruments due to the Company’s current cost of funds and its projected cost of funds if interest rates rise.
Deposits and Other Liabilities
Total end-of-period deposits increased $651.5 million, or 29%, to $2.87 billion at March 31, 2017, compared to March 31, 2016. The increase in end-of-period deposits is primarily a result of an increase in non-interest bearing deposits of $623.4 million and an increase in wholesale deposits of $21.9 million.

Total average deposits for the fiscal 2017 second quarter increased by $1.31 billion, or 54%, compared to the same period in 2016; a portion of the growth is directly related to the implementation of new funding programs to support the committed capacity of interest and fee free refund advance loans. Average non-interest bearing deposits for the 2017 second quarter were up $280.8 million, or 13%, compared to the same period in 2016. 2017 average deposit growth was reduced by longer delays in tax refunds relative to 2016.
The average balance of total deposits and interest-bearing liabilities was $3.92 billion for the three-month period ended March 31, 2017, compared to $2.74 billion for the same period in fiscal 2016, representing an increase of 43%. A portion of this increase was due to the previously mentioned implementation of new funding programs, as well as the Company's completion of the public offering of its subordinated notes in August 2016, which are due August 15, 2026.
Business Segment Performance
Payments
For the fiscal 2017 second quarter, the Payments segment recorded income before tax of $43.9 million, compared to $15.5 million during the same period last year. Total second quarter 2017 average Payments-generated deposits increased by $252.6 million, or 11%, compared to the same quarter in 2016.
Banking
The Banking segment recorded income before tax of $6.8 million for the second quarter of fiscal 2017, compared to $4.1 million in the second quarter of 2016. This increase is primarily driven by the increase in interest income of $3.9 million as a result of growth in our loan portfolio.
Capital Ratios
The Company and the Bank remain above the federal regulatory minimum capital requirements to remain classified as well-capitalized institutions. Regulatory capital ratios are stated in the table below.
The tables below also include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.
Regulatory Capital Data (1)

				Minimum
				Requirement to Be
			Minimum	Well Capitalized
			Requirement For	Under Prompt
			Capital Adequacy	Corrective Action
At March 31, 2017	Company	Bank	Purposes	Provisions

Tier 1 leverage ratio	6.44%	8.20%	4.00%	5.00%
Common equity Tier 1 capital ratio	14.14	18.95	4.50	6.50
Tier 1 capital ratio	14.68	18.95	6.00	8.00
Total qualifying capital ratio	19.46	19.76	8.00	10.00
(1) Regulatory ratios are estimated.

The following table provides certain non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

Standardized Approach (1)
March 31, 2017
(Dollars in Thousands)
Total equity	$411,748
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	96,693
LESS: Certain other intangible assets	53,307
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	1,109
LESS: Net unrealized gains (losses) on available-for-sale securities	14
Common Equity Tier 1 (1)	260,625
Long-term debt and other instruments qualifying as Tier 1	10,310
LESS: Additional tier 1 capital deductions	277
Total Tier 1 capital	270,658
Allowance for loan losses	14,858
Subordinated debentures (net of issuance costs)	73,278
Total qualifying capital	358,794
(1) Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes are being fully phased in through the end of 2021.
The following table provides a reconciliation of tangible common equity used in calculating tangible book value data.

March 31, 2017
(Dollars in Thousands)
Total Stockholders' Equity	$411,748
Less: Goodwill	98,723
Less: Intangible assets	66,633
Tangible common equity	246,392
Less: AOCI	14
Tangible common equity excluding AOCI	246,378

Due to the predictable, quarterly cyclicality of MPS deposits in conjunction with tax season business activity, management believes that a six-month capital calculation is a useful metric to monitor the Company’s overall capital management process. As such, the Bank’s six-month average Tier 1 leverage ratio, Common equity Tier 1 capital ratio, Tier 1 capital ratio, and Total qualifying capital ratio as of March 31, 2017 were 9.11%, 19.28%, 19.28%, and 20.10%, respectively.

The Company and MetaBank (the “Bank”) may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the Securities and Exchange Commission (“SEC”), the Company’s reports to stockholders, and in other communications by the Company and the Bank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: future operating results; customer retention; loan and other product demand; important components of the Company's statements of financial condition and operations; growth and expansion; new products and services, such as those offered by the Bank or MPS, a division of the Bank; credit quality and adequacy of reserves; technology; and the Company's employees. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: the risk that loan production levels and other anticipated benefits related to the recent agreements signed with H&R Block and Jackson Hewitt may not be as much as anticipated, and that the Company may incur unanticipated or unknown risks, losses or liabilities in connection with such transactions; maintaining our executive management team; the strength of the United States' economy, in general, and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of, and acceptance of, new products and services offered by the Company, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third parties; any actions which may be initiated by our regulators in the future; the impact of changes in financial services laws and regulations, including, but not limited to, laws and regulations relating to the tax refund industry and the insurance premium finance industry, our relationship with our primary regulators, the Office of the Comptroller of the Currency and the Federal Reserve, as well as the Federal Deposit Insurance Corporation, which insures the Bank’s deposit accounts up to applicable limits; technological changes, including, but not limited to, the protection of electronic files or databases; acquisitions; litigation risk, in general, including, but not limited to, those risks involving the Bank's divisions; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by the Bank of its status as a well-capitalized institution, particularly in light of our growing deposit base, a portion of which has been characterized as “brokered”; changes in consumer spending and saving habits; and the success of the Company at maintaining its high-quality asset level and managing and collecting assets of borrowers in default should problem assets increase.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2016, and in other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances or future events or for any other reason.

Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Share and per Share Data)

ASSETS	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Cash and cash equivalents	$67,293	$695,731	$773,830	$36,830	$39,480
Investment securities available for sale	1,184,440	936,832	910,309	863,468	866,152
Mortgage-backed securities available for sale	642,833	534,939	558,940	579,330	688,952
Investment securities held to maturity	474,306	478,611	486,095	465,451	417,271
Mortgage-backed securities held to maturity	122,497	126,365	133,758	139,138	68,497
Loans held for sale	—	1,223	—	—	—
Loans receivable	1,151,192	1,113,485	925,105	860,626	784,882
Allowance for loan loss	(14,602)	(6,415)	(5,635)	(6,120)	(7,431)
Federal Home Loan Bank Stock, at cost	25,043	3,832	47,512	25,311	22,431
Accrued interest receivable	20,902	21,375	17,199	17,911	15,783
Premises, furniture, and equipment, net	20,019	20,093	18,626	18,695	18,212
Bank-owned life insurance	58,378	57,934	57,486	57,038	56,584
Foreclosed real estate and repossessed assets	—	76	76	—	—
Goodwill	98,723	98,898	36,928	36,928	36,928
Intangible assets	66,633	73,472	28,921	30,088	31,272
Prepaid assets	34,596	35,722	9,443	10,434	10,014
Deferred taxes	10,589	12,420	—	407	787
Meta Payment Systems accounts receivable	6,005	6,885	6,334	6,694	6,235
Other assets	16,749	1,851	1,492	1,937	15,693

Total assets	$3,985,596	$4,213,329	$4,006,419	$3,144,166	$3,071,742

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Non-interest-bearing checking	$2,637,167	$2,473,275	$2,167,522	$1,922,802	$2,013,783
Interest-bearing checking	44,264	41,119	38,077	39,946	37,469
Savings deposits	65,367	52,566	50,742	78,547	73,357
Money market deposits	42,340	46,856	47,749	45,325	44,351
Time certificates of deposit	61,170	122,334	125,992	100,336	51,801
Wholesale deposits	21,923	926,987	—	—	—
Total deposits	2,872,231	3,663,137	2,430,082	2,186,956	2,220,761
Short-term debt	494,919	3,857	1,095,118	439,234	466,626
Long-term debt	92,497	92,479	92,460	119,358	19,391
Accrued interest payable	722	2,255	875	337	167
Contingent liability	—	—	—	—	431
Deferred taxes	—	—	4,600	—	—
Accrued expenses and other liabilities	113,479	79,815	48,309	65,612	51,079
Total liabilities	3,573,848	3,841,543	3,671,444	2,811,497	2,758,455

STOCKHOLDERS’ EQUITY
Preferred stock, 3,000,000 shares authorized, no shares issued or outstanding at March 31, 2017, December 31, 2016, September 30, 2016, June 30, 2016, and March 31, 2016	—	—	—	—	—
Common stock, $.01 par value; 15,000,000 shares authorized, 9,349,989 shares issued and outstanding at March 31, 2017 and 8,523,641 shares issued and outstanding at September 30, 2016	94	93	85	85	85
Common stock, Nonvoting, $.01 par value; 3,000,000 shares authorized, no shares issued or outstanding at March 31, 2017 and September 30, 2016, respectively	—	—	—	—	—
Additional paid-in capital	253,473	249,476	184,780	184,700	184,347
Retained earnings	158,167	127,239	127,190	122,292	114,526
Accumulated other comprehensive income (loss)	14	(5,022)	22,920	25,592	14,329
Treasury stock, at cost, no common shares at March 31, 2017 and September 30, 2016, respectively	—	—	—	—	—
Total stockholders’ equity	411,748	371,786	334,975	332,669	313,287

Total liabilities and stockholders’ equity	$3,985,596	$4,213,329	$4,006,419	$3,144,166	$3,071,742

Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended			Six Months Ended
	3/31/2017	12/31/2016	3/31/2016	3/31/2017	3/31/2016
Interest and dividend income:
Loans receivable, including fees	$12,773	$10,678	$8,548	$23,451	$16,867
Mortgage-backed securities	4,481	3,320	4,768	7,801	8,481
Other investments	10,464	8,577	7,313	19,041	13,556
	27,718	22,575	20,629	50,293	38,904
Interest expense:
Deposits	2,184	938	135	3,122	298
FHLB advances and other borrowings	1,568	1,804	556	3,372	1,113
	3,752	2,742	691	6,494	1,411

Net interest income	23,966	19,833	19,938	43,799	37,493

Provision for loan losses	8,649	843	1,173	9,492	1,959

Net interest income after provision for loan losses	15,317	18,990	18,765	34,307	35,534

Non-interest income:
Tax product fees	63,606	625	21,071	64,231	21,206
Card fees	26,547	18,414	18,579	44,961	33,835
Loan fees	1,182	870	674	2,052	1,467
Bank-owned life insurance	444	448	380	892	754
Deposit fees	168	150	151	318	313
Gain (loss) on sale of securities available-for-sale	(144)	(1,234)	29	(1,378)	50
Gain on foreclosed real estate	7	—	—	7	—
Other income	360	76	17	436	110
Total non-interest income	92,170	19,349	40,901	111,519	57,735

Non-interest expense:
Compensation and benefits	26,766	17,850	17,110	44,616	31,765
Tax product	13,318	78	8,238	13,396	8,256
Card processing	7,043	5,579	6,017	12,622	11,251
Occupancy and equipment	4,191	3,977	3,659	8,168	7,038
Legal and consulting	1,505	2,723	859	4,228	1,990
Marketing	610	470	539	1,080	1,041
Data processing	392	363	357	755	698
Amortization expense	7,082	1,525	1,215	8,607	2,428
Other expense	6,039	4,188	3,796	10,227	7,331
Total non-interest expense	66,946	36,753	41,790	103,699	71,798

Income before income tax expense	40,541	1,586	17,876	42,127	21,471

Income tax expense	8,399	342	3,593	8,741	3,130

Net income	$32,142	1,244	$14,283	$33,386	$18,341

Earnings per common share(1)
Basic	$3.44	0.14	$1.68	$3.65	$2.19
Diluted	$3.42	0.14	$1.67	$3.63	$2.17

(1) As of March 31, 2017, certain adjustments to previous reported EPS have been made to correctly reflect the effect of participating securities on basic and diluted EPS calculations in accordance with Accounting Standards Codification ("ASC") 260. These adjustments were a result of the correction of the weighted average number of shares outstanding in the basic EPS calculation and common stock equivalents in the diluted EPS calculation.  These changes were immaterial to the previously reported EPS calculation. March 2016 QTD basic EPS of $1.69 was corrected to $1.68 and diluted EPS of $1.68 was corrected to $1.67. March 2016 YTD basic EPS of $2.20 was corrected to $2.19 and diluted EPS of $2.18 was corrected to $2.17.

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Only the yield/rate has tax equivalent adjustments. Non-Accruing loans have been included in the table as loans carrying a zero yield.

Three Months Ended March 31,	2017			2016
(Dollars in Thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate
Interest-earning assets:
Specialty Finance Loans*	$326,495	$4,475	5.56%	$120,165	$1,623	5.43%
Retail Bank Loans	798,125	8,287	4.21%	643,766	6,926	4.36%
Tax Advance Loans	177,193	11	0.02%	10,266	—	—%
Mortgage-Backed Securities	764,742	4,480	2.38%	800,685	4,767	2.39%
Tax-Exempt Investment Securities	1,349,034	8,325	3.85%	1,061,529	6,171	3.56%
Asset-Backed Securities	117,940	723	2.49%	55,952	285	2.05%
Other Investment Securities	125,792	824	2.66%	102,310	642	2.52%
Cash & Fed Funds Sold	302,890	593	0.79%	69,449	215	1.25%
Total interest-earning assets	3,962,211	$27,718	3.30%	2,864,122	$20,629	3.31%
Non-interest-earning assets	451,508			214,333
Total assets	$4,413,719			$3,078,455

Non-interest bearing deposits	$2,512,934	$—	0.00%	$2,232,131	$—	0.00%
Interest-bearing liabilities:
Interest-bearing checking	42,515	42	0.40%	36,563	21	0.23%
Savings	58,718	8	0.06%	62,636	6	0.04%
Money markets	45,913	20	0.17%	46,308	19	0.16%
Time deposits	101,546	172	0.69%	58,580	90	0.62%
Wholesale deposits	986,908	1,942	0.80%	—	—	—%
FHLB advances	7,000	122	7.08%	8,648	125	5.84%
Overnight fed funds purchased	73,033	168	0.93%	277,681	315	0.46%
Subordinated debentures	73,256	1,112	6.16%	—	—	—%
Other borrowings	13,930	166	4.84%	13,641	115	3.40%
Total interest-bearing liabilities	1,402,819	3,752	1.08%	504,057	691	0.55%
Total deposits and interest-bearing liabilities	3,915,753	$3,752	0.39%	2,736,188	$691	0.10%
Other non-interest bearing liabilities	106,700			40,813
Total liabilities	4,022,453			2,777,001
Shareholders' equity	391,266			301,454
Total liabilities and shareholders' equity	$4,413,719			$3,078,455
Net interest income and net interest rate spread including non-interest bearing deposits		$23,966	2.91%		$19,938	3.21%

Net interest margin			2.91%			3.22%
*Specialty Finance Loan Receivables include loan portfolios the Company deems as non-retail bank product offerings or loans not generated by the Retail Bank itself (for example, premium finance and purchased loan portfolios). The loan receivables included in this line item are included in the customary loan categories presented elsewhere within the Company's SEC filings.

Selected Financial Information

At Period Ended:	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016

Equity to total assets	10.33%	8.82%	8.36%	10.58%	10.20%
Book value per common share outstanding	$44.04	$39.96	$39.30	$39.03	$36.85
Tangible book value per common share outstanding	$26.35	$21.43	$31.57	$31.17	$28.83
Tangible book value per common share outstanding excluding AOCI	$26.35	$21.97	$28.89	$28.16	$27.14
Common shares outstanding	9,349,989	9,305,079	8,523,641	8,523,641	8,501,077
Non-performing assets to total assets	0.12%	0.05%	0.03%	0.07%	0.15%

For the Six Months Ended:	March 31, 2017	March 31, 2016

Average shares outstanding for diluted earnings per share	9,192,482	8,433,074
Net interest margin	2.91%	3.22%
Return on average assets	1.69%	1.27%
Return on average equity	17.98%	12.73%

Select Quarterly Expenses
(Dollars in Thousands)	Actual	Anticipated
For the Three Months Ended	Mar 31, 2017	Jun 30, 2017	Sep 30, 2017	Dec 31, 2017	Mar 31, 2018	Jun 30, 2018	Sep 30, 2018	Dec 31, 2018	Mar 31, 2019

Amortization of Intangibles (1)	$7,082	$1,888	$1,854	$1,682	$6,871	$1,665	$1,633	$1,487	$4,633

NEO Stock Compensation (2)	$2,284	$2,284	$2,284	$1,268	$1,268	$1,268	$1,268	$899	$899

(1) These amounts are based upon the current reporting period’s intangible assets only.  This table makes no assumption for expenses related to future acquired intangible assets.
(2) These amounts are based upon the long-term employment agreements signed in the first and second quarters of fiscal 2017 by the Company’s three highest paid executives. This table makes no assumption for expenses related to any additional future agreements.

About Meta Financial Group®
Meta Financial Group, Inc. ("MFG") is the holding company for MetaBank®, a federally chartered savings bank. MFG shares are traded on the NASDAQ Global Select Market® under the symbol CASH. Headquartered in Sioux Falls, SD, MetaBank operates in both the Banking and Payments industries through: MetaBank, its traditional retail banking operation; Meta Payment Systems, its electronic payments division; AFS/IBEX, its insurance premium financing division; and Refund Advantage, EPS and SCS, its tax-related financial solutions divisions.

Media Contact:	Investor Relations Contact:
Katie LeBrun	Brittany Kelley Elsasser
Corporate Communications Director	Investor Relations
605.362.5140	605-362-2423
klebrun@metabank.com	bkelley@metabank.com